Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Urgent.ly Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Urgent.ly Inc. 2023 Equity Incentive Plan	Rule 457(h)	2,153,366(2)	$6.02(6)	$12,963,263.32	$0.0001476	$1,913.38

Equity	Urgent.ly Inc. 2023 Employee Stock Purchase Plan	Rule 457(h)	221,311(3)	$5.117(7)	$1,132,448.39	$0.0001476	$167.15

Equity	Urgent.ly Inc. 2013 Equity Incentive Plan	Rule 457(h)	43,882(4)	$94.48(8)	$4,145,971.36	$0.0001476	$611.95

Equity	Otonomo Technologies Ltd. 2021 Share Incentive Plan	Rule 457(h)	143,070 (5)	$6.02(6)	$861,281.40	$0.0001476	$127.13

Total Offering Amounts							$2,819.61

Total Fee Offsets							—

Net Fee Due							$2,819.61

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of the registrant’s common stock, par value $0.001 per share (the “Common Stock”) that become issuable with respect to the securities identified in the above table under the registrant’s 2023 Equity Incentive Plan (the “2023 Plan”), the 2023 Employee Stock Purchase Plan (the “ESPP”), the 2013 Equity Incentive Plan (the “2013 Plan”) and the Otonomo Technologies Ltd. 2021 Share Incentive Plan (the “2021 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)

Represents shares of Common Stock reserved for issuance pursuant to future awards under the 2023 Plan (inclusive of 726,287 shares of Common Stock that, as of the date of stockholder approval of the 2023 Plan, were reserved but not issued pursuant to any awards granted under the 2013 Plan and are not subject to any awards granted thereunder as of the date of this Registration Statement). The number of shares of Common Stock available for issuance under the 2023 Plan will be increased by any shares of Common Stock subject to awards outstanding under the 2013 Plan that expire or otherwise terminate without having been exercised or issued in full, are tendered to or withheld by the registrant for payment of tax withholding obligations, or are forfeited to or repurchased by the registrant due to failure to vest; provided, that the maximum number of shares that may be added to the 2023 Plan pursuant to the foregoing is 43,882shares. See footnote 4 below.

(3)	Represents shares of Common Stock reserved for issuance under the ESPP.
(4)

Represents shares of Common Stock reserved for issuance pursuant to stock options outstanding under the 2013 Plan as of the date of this Registration Statement. Any shares of Common Stock subject to awards outstanding under the 2013 Plan that, on or after the date of this Registration Statement, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the registrant for payment of tax withholding obligations, or are forfeited to or repurchased by the Registrant due to failure to vest will become available for issuance as shares of Common Stock under the 2023 Plan; provided, that the maximum number of shares that may be added to the 2023 Plan pursuant to the foregoing is 43,882 shares. See footnote 2 above.

(5)	Represents shares of Common Stock reserved for issuance pursuant to restricted stock unit awards outstanding under the 2021 Plan as of the date of this Registration Statement.
(6)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) of the Securities Act. Given that there is no proposed maximum offering price per share of Common Stock, the registrant calculates the proposed maximum aggregate offering price by analogy to Rule 457(f)(2), based on the book value of the Common Stock the registrant registers, which is based on the pro forma book value per share of the Common Stock as of June 30, 2023 (the “Book Value Per Share”) and was calculated on an unaudited pro forma condensed combined basis after giving effect to the merger (“Merger”) of U.O Odyssey Merger Sub, Ltd. a direct wholly owned subsidiary of Urgently, with and into Otonomo Technologies, Ltd. (“Otonomo”), with Otonomo surviving the Merger as a direct wholly owned subsidiary of Urgently (the “Combined Company”). The pro forma data of the Combined Company assumes the Merger was completed on January 1, 2022 and was derived by combining the historical consolidated financial information of Urgently and Otonomo. The Book Value Per Share upon which the registration fee is calculated does not indicate any anticipated market value upon the issuance of the shares of Common Stock. Given that the registrant’s shares of Common Stock began trading on an exchange today, the registrant did not use the market price of its Common Stock in accordance with Rule 457(c).

(7)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) of the Securities Act on the basis of 85% of the Book Value Per Share (see footnote 6 above for the calculation of Book Value Per Share). Pursuant to the ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the lower of the fair market value of Common Stock on the Enrollment Date or the Exercise Date (as such terms are defined in the ESPP).

(8)

Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $94.48 per share, which is the weighted-average exercise price of options to purchase Common Stock outstanding under the 2013 Plan as of June 30, 2023.